UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060 Expires: January 31, 2008 Estimated average burden hours per response. . 38.0
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 24, 2006

SOUTHWEST CASINO CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-50572	87-0686721
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2001 Killebrew Drive, Suite 350, Minneapolis, MN		55425
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		952-853-9990

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 24, 2006, Southwest Casino Corporation (“Southwest”), through its wholly-owned subsidiary Southwest Casino and Hotel Corp., entered into a Gaming Management Agreement with the Otoe-Missouria Tribe of Indians (the “Tribe”). Under the terms of the Gaming Management Agreement, which must be approved by the NIGC before it becomes effective, Southwest will have exclusive management responsibility for the Tribe’s Seven Clans Paradise Casino near Ponca City, Oklahoma. Southwest will receive management fees equal to 20 percent of the net revenue from gaming and non-gaming activity at the facility. Southwest will also assist the Tribe in its efforts to refurbish and expand the casino. The management agreement runs for 5 years beginning on the first day that Southwest begins management of the facility.

Item 7.01 Regulation FD Disclosure

On March 29, 2006, the Otoe-Missouria Tribe of Indians and Southwest Casino Corporation issued a joint press release announcing their entry into a Gaming Management Agreement. A copy of the joint press release is attached as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description	Method of Filing
99.1	Joint Press Release of the Otoe-Missouria Tribe of Indians and Southwest Casino Corporation issued March 24, 2006	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST CASINO CORPORATION

Date: March 29, 2006

	By:	/s/ Thomas E. Fox
Name: Thomas E. Fox
Title: President